EXHIBIT 10.10

SEPARATION AGREEMENT

This SEPARATION AGREEMENT, dated as of February 28th, 2021 (this “Agreement”), is between Troika Media Group, Inc, a Nevada Corporation with a principal place of business at 1715 North Gower Street, Los Angeles, CA 90028 (the “Company”), and SAB Management, LLC. and Andrew Bressman, having an address at 31 Pine Hill Road, Old Tappan, New Jersey 07675 (collectively the “Consultant”).

WHEREAS, Consultant entered into an consultant agreement for a six year term, dated as of June 1, 2017, as amended (the “Consultant Agreement”), which states the terms and conditions of the consultancy with the Company as Managing Director and assistant to the CEO and Chairman of the Company shall end on December 31, 2024, unless automatically extended as per the Consultant Agreement.;

WHEREAS, the parties entered into a certain Warrant Agreements, dated June 1, 2017 and April 16, 2018. (collectively the “Warrants”);

WHEREAS, the Consultant Agreement provides that Consultant may only be terminated pursuant to Section 8 thereof;

WHEREAS, the Company desires to terminate Consultant’s agreement for reasons not encompassed within Section 8 of the Consultant Agreement;

WHEREAS, the Company and Consultant have agreed that Consultant would cease to be a consultant or employee of the Company prior to the effectiveness of the Company’s listing on a National Exchange;

WHEREAS, the Company and Consultant agree to a “Restricted Period”, as that term is set forth below;

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WHEREAS, the Company and Consultant have agreed that Mr. Bressman, as an individual and agent of Consultant, shall be beneficiary of certain terms herein;

WHEREAS, the Company and Consultant wish to settle, fully and finally, any and all differences between them, including but not limited to, all claims related to the Consultant Agreement, consultants work with the Company and the termination thereof.

NOW, THEREFORE, in consideration of the representations and promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereto agree, and intending to be legally bound, the parties enter into this Agreement and agree as follows:

1. Termination. Consultants consultancy with the Company shall terminate without cause effective immediately prior to the listing of the Company’s securities on a National Securities Exchange (the “Termination Date”), subject to the terms and conditions hereof. Consultant agrees that, other than as specifically set forth in this Agreement, Consultant is not due any additional benefits, or compensation for unpaid salary, fees, expenses, bonus, severance, or accrued or unused vacation time or vacation pay.

2. Consulting Fees and Expenses Owed.

(a) Provided that the Consultant executes this Agreement without revocation, for the avoidance of Any and All doubt, the Company shall Immediately wire transfer to Consultant’s bank account, once the Company’s Registration Statement is effective and its IPO is completed, and escrowed funds are released any back consulting fees and expenses owed (back fees and expenses). As of February 28th, 2021, the total owed for back consulting fees and expenses, including interest is $364,807.46.

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(b) Provided that the Consultant executes this Agreement without revocation, for the avoidance of Any and All doubt, the Company shall Immediately wire transfer once the Company’s Registration Statement is declared effective and its IPO is completed and escrowed funds are released, one-half of the amount that is contractually owed under the Consultantant Agreement, such that the total consultancy fees to be paid to Consultant at release of the escrowed funds equals One Million Two Hundred and Ninety One Thousand Eight Hundred Thirty Three Dollars and Thirty Three Cents ($1,291,833.33).

(c) Provided that the Consultant executes this Agreement without revocation, the Company shall pay Consultant the balance of their contractual consultant’s fees due for the Term of the Consultancy Agreement at the rate then in effect under the Consultancy Agreement. For the avoidance of Any and All doubt, the Company shall pay the fees contractually owed through a regular bi-weekly fee schedule (as in effect as of the Termination Date), through March 31st, 2023, such that the total consultancy fees to be paid to Consultant equals One Million Two Hundred and Ninety One Thousand Eight Hundred Thirty Three Dollars and Thirty Three Cents ($1,291,833.33) or Fifty Six Thousand One Hundred Sixty Six Dollars and Sixty Six Cents ($56,166.66) per month for twenty three months. The first contractual installment Shall be paid on the pay date that the Consultant would have received their bi-weekly fees without regard to this Agreement and their change in status.

(d) In the event of ANY default in the payment of Any of the fees owed by the Company to the Consultant as described in this agreement, which for purposes shall mean a delay of five or more calendar days in payment, the amount due and owing will accrue interest at the rate of twelve percent (12%) per annum and for the avoidance of Any and All doubt, the Company Waives ANY and ALL Defenses including, but not limited to usury to paying Any of the contractual fees owed in section 2 (A, B and C) or in any section in the entire agreement.

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(e) The Parties understand and agree that, pursuant to the terms of the Consulting Agreement, Consultant is entitled to a bonus as described in the Consulting Agreement (“Bonus Provision”). If the Consultant introduced a Company or Companies prior to the date of this Agreement or effective date of the Company listing and the transaction closes at any time before or after the Company goes effective, Consultant shall be paid such Bonus as provided in the Consulting Agreement.

(f) The parties agree to true up and adjust all amounts owed as necessary as of the date of the company’s registration statement going effective and the Company listing on a National Exchange.

3. Benefits. In accordance with the Consultant Agreement: For the avoidance of any and all doubt, the Company shall provide Andrew Bressman, as representative of the Consultant, at the Company’s Sole expense, All perquisites, including health insurance for his family. For the avoidance of any and all doubt, Andrew Bressman and his family will be enrolled in the Company’s health plan at the Company’s Sole expense through December 31, 2024 and the Company will pay the COBRA for an additional twenty-four months following the expiration of this Agreement (December 31, 2024 relating to the insurance coverage). For the avoidance of any and all doubt, the Company waives Any and All defenses not to supply this coverage to Andrew Bressman and his family at the Company’s Sole expense.

(a) Consultant is entitled to Piggyback Registration and or Demand Registration Rights under there Warrants on a cashless bases and shall be preserved in accordance with its terms; provided also that Any registration statement (Form S-8, Form S1 or Any other registration statement) or filed by the Company with the Securities and Exchange Commission or similar body shall include All shares of the Company’s common stock underlying the Consultant’s Warrants on a cashless basis.

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(b) Consultant shall be entitled to retain, and such property shall be assigned to Mr. Bressman personally, the following:

i. Apple Computer, HP Printer and perennials attached to such computer currently used by Consultant (Apple Computer Serial No’s. H12D7J0XPN7C and C02D51FDJV40), provided however, Company proprietary information and permissions shall be removed.

ii. Any and All office furniture, (including ping pong table) presently used by Consultant located at 270 Sylvan Ave, Englewood Cliffs, New Jersey.

iii. Consultant’s telephone number (201-478-8100). Company will help Consultant transfer the telephone number.

Consultant and Company shall coordinate the transfer of the property above in an orderly and efficient manner.

4. Restrictions on Activities. Notwithstanding anything to the contrary set forth herein, Consultant acknowledges and agrees that, from the Termination Date and at any time while the Company’s securities are listed on a National Securities Exchange, he shall not and he is restricted from (i) becoming a director, or executive officer of the Company or any of its subsidiaries; (ii) being engaged as a consultant to the Company or any of its subsidiaries; and (iii) promoting the trading of the Company’s securities in any manner whatsoever. The Company’s Board of Directors will monitor Consultant’s and the Company’s compliance with the foregoing restrictions. Consultant agrees that any shares of Common Stock issued upon exercise of Warrants by Consultant or its assignees shall be voted in accordance with the majority of votes cast in any matter put to the shareholders of the Company. Consultant shall deliver to the Company a voting agreement in a form acceptable to the Company within thirty days of the effective date of this Agreement.

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5. Stock Purchases. Consultant agrees that neither he/it, nor any of his/its affiliates, will, either directly or indirectly including through any immediate family member or any family trusts, purchase any shares of the Company’s common stock either from the Company or in secondary market transactions for a period of three years after the listing to a National Securities Exchange.

6. (a) Consultant’s Release and Waiver of Claims. Except as provided for in this Agreement, in consideration of the Company’s release hereof, Consultant, on behalf of itself its agents, members and heirs, executors and assignees waives and releases any and all legally waivable claims, suits, damages, liabilities, demands and causes of action, whether known or unknown, existing or contingent, or whether at law or equity, which Consultant ever had or may have against the Company, its parent, subsidiaries, affiliated businesses and divisions, and/or their directors, officers, employees or agents (hereinafter collectively referred to as “Releases”), arising out of his consultancy with the Company or the termination of that consultancy (hereinafter collectively referred to as “Claims”), including, but not limited to, any claims arising under his Consultant Agreement, Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Civil Rights Act of 1866 (“Section 1981 “); the Age Discrimination in Employment Act (“ADEA’’); the Americans with Disabilities Act of 1990, as amended (the “ADA”); the Equal Pay Act (“EPA”); the Family and Medical Leave Act (“FMLA”); the Employee Retirement Income Security Act (“ERISA”); the Occupational Safety and Health Act (“OSHA”); the Older Workers Benefit Protection Act (“OWBPA”); the New Jersey Law Against Discrimination (“LAD”); and any and all other federal, state, or local laws, and any common Jaw claims now or hereafter recognized, as well as all claims for counsel fees and costs; provided that the Company’s obligations under this Agreement shall survive execution of this release.

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(b) Company’s Release and Waiver of Claims. Except as provided for in paragraph 3 of this Agreement, in consideration of Employee’s release in paragraph 6(a) hereof, the Company waives and releases any and all legally waivable claims, suits, damages, liabilities, demands and causes of action, whether known or unknown, existing or contingent, or whether at law or equity, which the Company ever had or may have against Consultant, Andrew Bressman, his heirs, executors, attorneys and assigns, for, upon or by reason of any matter whatsoever which occurred up to the date of this release or when the company lists on a National Exchange, including, but not limited to, any and all claims under his Consultant Agreement and all claims arising out of, relating to, or based upon, his consultancy by Company, or any alleged violation of local, state or federal law, regulation or ordinance, and/or public policy, contract, tort or common law, and including, but not limited to, any claims for costs, attorneys’ fees, or expenses.

(c) Indemnification. For the avoidance of any and all doubt, in the event Consultant or Andrew Bressman ever was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he was a consultant or fiduciary of the Company (hereinafter an “indemnitee”), whether the basis of such proceeding is an alleged action in an official capacity while serving as a consultant or fiduciary or in any other capacity while serving as a Managing Director or Consultant, Consultant/Bressman shall be one hundred percent (100%) indemnified and held harmless by the Company.For the avoidance of any and all doubt, the Consultant, Andrew Bressman and Andrew Bressman’s heirs shall be one hundred percent (100%) fully and completely indemnified against Any action, claim or threat of a claim by anyone whatsoever prior, during and after his Consultancy with the Company.

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For the avoidance of Any and All doubt, in the event of ANY litigation, investigation or any other matter naming the Consultant, Andrew Bressman individually or any heirs, the Company will pay one hundred percent (100%) of the Consultant’s and Andrew legal fees, including any retainers required, with an attorney or attorneys of the Consultant’s or Bressman’s choice immediately. For the avoidance of Any and All doubt, the Company will also pay one hundred percent (100%) of any required settlement payments related to any litigation matters naming the Consultant and or Andrew Bressman or any of their heir’s.

For the avoidance of Any and All doubt, the Company will also pay one hundred percent (100%) of the Consultant’s legal fees, including a retainer immediately to enforce this Agreement with an attorney of the Consultant’s choice. The Company waives ANY and ALL defenses not honoring ANY part or clause of this agreement.

7. Non-disparagement.

(a) Consultant agrees not to make any disparaging remarks or statements regarding the Company’s products, business practices, operations, or the professional careers and/or personal lives of any Company employee, officer or director of the Company to any person or entity, either orally or in writing, except as may be required by law. Consultant further represents that effective with the signing of this Agreement, he has not disparaged or subverted the business practices, operations, professional careers and/or personal lives of any employee, officer, director of the Company.

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(b) The Company agrees not to, and will instruct its directors, officers and key employees not to, make any disparaging remarks or statements regarding Consultant or his business practices, professional career and/or personal life to any person or entity, either orally or in writing, except as may be required by law. The Company further represents that, effective with the signing of this Agreement, it and its directors, officers and key employees have not disparaged or subverted Consultant’s professional career and/or personal life.

8. Taxes. Any payments provided for in this Agreement shall be paid by Consultant, as the Consultant is an independent contractor.

9. Cooperation. Following the Termination Date, Consultant agrees:

(a) To make himself available, without additional compensation, on reasonable occasions until December 31, 2022 with reasonable prior notice, to respond to all attorneys, representatives and advisors regarding all matters associated with his consultancy at the Company including, without limitation, his prior responsibilities, and all the processes and procedures of which he acquired knowledge while employed by the Company. In this regard, the parties acknowledge and agree that in providing such responses, Consultant shall not be required to be present at the Company’s offices on a regular basis, but Consultant agrees to make himself available at reasonable times to meet by phone with the Company or its employees, agents, representatives and advisors. The Company shall reimburse Consultant for any reasonable and necessary expenses he incurs in fulfilling this obligation. For purposes of this paragraph, any phone discussion or appearance by Consultant for any period of time in excess of four hours on any business day shall count as participation for a full business day. Consultant shall be paid $150 per hour for his time.

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(b) To make himself available, without additional compensation, on reasonable occasions until December 31, 2022, with reasonable prior notice and without the requirement of being subpoenaed, to confer with counsel by phone concerning any knowledge he had or may have with respect to actual and/or potential disputes arising out of the activities of the Company during his period of consultancy by the Company. The Company shall reimburse Consultant for any reasonable and necessary expenses he incurs in fulfilling this obligation. For purposes of this paragraph, any phone discussion or appearance by Consultant for any period of time on any business day in excess of four hours shall count as participation for a full business day. Consultant shall be paid $150 per hour for his time.

(c) To submit to deposition and/or testimony and/or participate in an investigation by any government agency in accordance with the laws of the forum involved concerning any knowledge he has or may have with respect to actual and/or potential disputes or issues arising out of the activities of the Company during his period of employment by the Company. The Company shall reimburse Consultant for any reasonable and necessary expenses he incurs in fulfilling this obligation, including reasonable attorneys’ fees and costs. Consultant shall be paid $100 per hour for his time.

10. Entire Agreement. This Agreement embodies the sole and entire agreement between Consultant and the Company and all Releases concerning the resolution of all matters with respect to Consultant’s consultancy with the Company. Except as specifically mentioned otherwise in this Agreement, all prior agreements, arrangements, and/or understandings, written or oral, expressed or implied, including, but not limited to, the Consultant Agreement, between Consultant and the Company or any Release are replaced and superseded by this Agreement, and are no longer of any force and effect. In executing this Agreement, Consultant represents that he is not relying on any inducements, promises, or representations of the Company or Releasees other than expressly set forth in this Agreement.

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11. Default. In the event of ANY default in the payment of ANY of the fees owed by the Company to the Consultant as described in this agreement (section 2), which for purposes shall mean a delay of five or more calendar days in payment, the amount due and owing will accrue interest at the rate of twelve percent (12%) per annum and for the avoidance of Any and All doubt, the Company Waives ANY and ALL Defenses to the payments due and waives Any and All defenses to ANY other section of this agreement as well.

12. Confidentiality. The parties hereto agree and acknowledge that this Agreement and the terms hereof are and will remain strictly confidential, and they further agree not to disclose or cause to be disclosed, the existence of this Agreement or the terms hereof to any person or entity whatsoever, except as may be necessary to comply with any legal requirement (including the requirements of United States securities laws) or court order or in connection with any action to enforce this Agreement.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Acknowledgement. With the signing of this Agreement, Consultant affirms that he has carefully read this entire document. Consultant understands that by signing this document, he is waiving and releasing all claims relating to his consultancy with the Company and the termination of that consultant other than the items provided for in this Agreement. Consultant acknowledges signing this Agreement voluntarily intending to be legally bound. Consultant acknowledges that he has had a full and fair opportunity to review this Agreement with legal counsel, and that he has been given twenty-one days to consider this Agreement.

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15. Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of New Jersey, United States of America, without giving effect to the principles of conflicts of laws thereof.

16. Waiver. Waiver by either of the parties of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereof.

17. Amendment. This Agreement may be amended, modified, superseded or canceled, in whole or in part, only by written instrument executed by Consultant and by an authorized representative of the Company.

18. Assignment. This Agreement shall inure to the benefit of, and shall be one hundred percent binding upon, the parties hereto and ANY of their respective successors, assigns, heirs and legal representatives, including ANY successors of the Company by way of merger, consolidation, purchase, acquisition, or transfer of ANY or substantially all of the assets or stock of the Company and ANY parent, subsidiary or affiliate of the Company to which the Company may transfer its rights under and pursuant to this Agreement. The Company shall require ANY successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. For the avoidance of ANY and ALL doubt, this agreement is one hundred percent binding on the parties and ANY successors in ANY manner or form whatsoever.

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IN WITNESS WHEREOF, the parties have executed this Separation Agreement or caused the same to be executed by a duly authorized officer as of the date first written above.

Troika Media Group, Inc.

By:	/s/ Andrew Bressman	By:	/s/ Robert Machinist
	SAB Management LLC		Robert Machinist
Chief Executive Officer

DATE: February 28th, 2021		DATE: February 28th, 2021

By:	/s/ Andrew Bressman
Andrew Bressman

DATE: February 28th, 2021

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